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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

WSI Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

WSI INDUSTRIES, INC.

PROXY STATEMENT SUPPLEMENT

     A Proxy Statement was furnished to the shareholders of WSI Industries, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 6, 2005, or any adjournment or adjournments thereof. The Proxy Statement was mailed to shareholders on December 6, 2004.

     This Proxy Statement Supplement, being mailed to shareholders on or about December 17, 2004, adds the following additional information to the Proxy Statement of December 6, 2004:

Director Compensation

     Directors who are not employees of the Company (currently all directors except Mr. Pudil) earned an annual retainer of $7,500 for service in calendar year 2004. Additionally, the Company’s Chairman receives a retainer of $10,000 per year. Michael N. Taglich served as the Company’s Chairman for a portion of fiscal year 2004 until his resignation on April 21, 2004 and received a retainer of $5,000 in fiscal year 2004 for this service. Each non-employee director is paid a fee of $500 for each meeting of the Board of Directors or any Committee attended, except that no payments are made for Committee meetings that immediately precede or follow a Board meeting.

     Under the Company’s 1994 Stock Plan, each non-employee member of the Board of Directors receives at the time of election or re-election to the Board by the shareholders an option to purchase 2,000 shares of the Company’s common stock at a purchase price equal to the fair market value of the Company’s common stock on the date of such election or reelection. The term of each director option is five years, unless the director leaves the Board, in which event the option expires within 30 days of leaving the Board. Each director option is exercisable in equal installments of 25% per year beginning six months after the date of grant. However, if shareholders do not approve Proposal 3: Amendments to the 1994 Stock Plan, the 1994 Stock Plan will expire and no further awards may be granted under the 1994 Stock Plan, including awards to a non-employee director who is re-elected at this Annual Meeting.

     The Company established a retirement program in 1982 for directors not covered by any other retirement plan of the Company that provides for the payment of an annual benefit equal to the annual retainer paid to directors during the full fiscal year preceding retirement. The retirement benefit, which is payable to directors who have served five years or more, commences at the time the director retires if age 65 or older, or at age 65 if the director ceases to serve as a director prior to age 65. The retirement benefit is subject to proportionate reduction if the director has served the Company less than 15 years. Benefits are payable during the lifetime of the retired director, but not exceeding 10 years.